Code of Ethics and
Insider Trading Policy

Code of Ethics and Insider Trading Policy

Published August 21, 2007
Updated December 1, 2009, November, 2011, December, 2013, June 2015

TABLE OF CONTENTS
SECTION 1.   PERSONAL TRADING, CONDUCT, AND REPORTING 5
1.1	Statement of General Principles	5
1.2	Disclosure and Reporting Requirements	5
1.3	Substantive Restrictions on Personal Investing Activities	7
1.4	Trading While In Possession of Material, Non-public Information	7
1.5	Sanctions	8
1.6	Confidential Information	8
1.7	Gifts	8
1.8	Services as Director	8
1.9	Responsibilities of the Chief Compliance Officer	8
1.10	Responsibilities of the Board of Trustees	9
1.11	Records	8
1.12	Regular Reporting to Fund Trustees	10
1.13	Amendments to the Code	10
SECTION 2.   INSIDER TRADING POLICY AND PROCEDURES10
2.1	Statement of General Principles	10
2.2	Policy Statement on Insider Trading	11
2.3	Procedures to Implement the Policy Against Insider Trading	15
2.4	Chinese Wall Procedures	16
2.5	Resolving Issues Concerning Insider Trading	16

Allianz Life Financial Services, LLC
Code of Ethics [and
Insider Trading Policy]
Effective August 21, 2007

Allianz Life Financial Services, LLC (the “Distributor” or “ALFS”)  is a wholesale broker dealer who offers investment company and insurance products through various distribution channels, such as retail broker dealers and Field Marketing Organizations (FMOs).  ALFS activities as a wholesale broker dealer subject it to various requirements under state and federal laws and regulations.
ALFS is confident of the integrity and good faith of its officers, directors, and employees.  There are, however, certain instances where Distributor personnel may possess knowledge regarding present or future transactions by a series of the Allianz Life Variable Insurance Products Trust (the “VIP Trust”) or the Allianz Life Variable Insurance Products Fund of Funds Trust (the “FOF Trust”) (collectively referred to as the “Trusts”) or may have the ability to influence portfolio transactions made by the Allianz Life Advisers, LLC (the “Adviser”) or by a sub-adviser for the Trusts.  In these situations,  personal interests may conflict with those of the Trusts.   This Code of Ethics discusses the policies that apply to Registered Representatives (RRs) who are considered Access Persons whose responsibility place them in a potential conflict of interest with the Trusts.  Capitalized terms contained in this Code of Ethics and Insider Trading Policy (the “Code”) are defined in Appendix I hereto.
In view of the above, the Distributor has adopted this Code to establish standards of professional conduct, reporting requirements and enforcement procedures1 designed to prohibit potential conflicts of interest and regulate personal securities trading by Access Persons, as the term is defined in under Rule 17j-1 under the Investment Company Act of 1940, as amended (“Rule 17j-1”).2  In certain instances, this Code will also apply to trades by family members of Access Persons and other third parties.  The Distributor does not believe that any directors, officers, or employees of the Distributor would, in their capacities as such, constitute Access Persons.3  In the event that any director, officer, or employee acting on behalf of the Distributor should become an Access Person, this Code shall apply.

[1]	Section 17(j) of the Investment Company Act and Rule 17j-1 thereunder serve as a basis for much of what is contained in this Code.
[2]
Rule 17j-1(a) defines an “Access Person” as: “(i) Any Advisory Person of a Fund or of a Fund’s investment adviser.  If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser.  All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund” or “(ii) [a]ny director, officer, or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities [as defined in Rule 17j-1] by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.”

[3]	Certain officers, directors, or employees of the Distributor may be Access Persons in their capacities as associated persons of the Adviser.

To assure that personal trading by Access Persons is adequately reviewed and monitored on an ongoing basis, this Code generally imposes the requirements and restrictions outlined below.
Access Persons:
•	must comply with all applicable state and federal securities laws;
•	must review and sign an acknowledgement of receipt of this Code and any amendments to the Code and must annually certify that they have complied with the requirements of this Code (see Appendix II);
•	are prohibited from accepting gifts of more than nominal value ($100 per calendar year) from persons doing business with the Distributor or the Trusts;
•	are prohibited from trading in a security while in possession of material, non-public information;
•
must pre-clear all personal securities transactions with the Distributor’s Chief Compliance Officer or a Reviewing Attorney, other than transactions in Exempt Securities and Exempt Transactions (see Appendix III);must have copies of trade confirmations and account statements sent to the  Chief Compliance Officer (see Appendix IV);must file quarterly transaction reports with the Chief Compliance Officer (see Appendix V);

•	must make initial and annual securities holdings reports to the Chief Compliance Officer (see Appendices VI and VII);
•	are generally prohibited from trading contemporaneously with a Trust portfolio when In Receipt of Portfolio Information;
•	are generally prohibited from purchasing IPOs;
•	are generally prohibited from purchasing private placements or limited offerings; and
•	are prohibited from purchasing a Related Fund Share without a prior Second Tier Review.
All personal securities transactions information obtained by the Distributor under this Code will be kept in strict confidence, except that such information will be made available, when specifically requested, to the United States Securities and Exchange Commission (the “SEC”) or any other regulatory or oversight organization which has jurisdiction over the operation of the Distributor.

In certain instances, Access Persons may also be access persons of the Adviser.  In such event, approvals may be granted and documents may be maintained pursuant to the Adviser’s Code of Ethics.  The Chief Compliance Officer of the Distributor shall have full access to records pertaining to its Access Persons.

CODE OF ETHICS
SECTION 1.   PERSONAL TRADING, CONDUCT, AND REPORTING
1.1 Statement of General Principles
It is the policy of the Distributor that its directors, officers, and employees (each, a “Access persons” and, collectively, the “Access Person”) should:  (1) at all times place the interests of the Trusts first; (2) conduct all personal securities transactions in a manner that is consistent with this Code and avoid any actual or potential conflict of interest or any abuse of the individual’s position of trust and responsibility; and (3) adhere to the fundamental standard that Distributor personnel should not take inappropriate advantage of their positions.
Access Personsshall comply with all applicable state and federal securities laws.  Access persons shall not, in the connection with the purchase or sale by such person:
1.	employ any device, scheme or artifice to defraud;
2.	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit; or
4.	engage in any manipulative practice.
1.2 Disclosure and Reporting Requirements
1.	Pre-clearance
Access Persons are required to pre-clear all transactions in Securities with the Chief Compliance Officer, including transactions in options and other derivative securities, other than transactions in Exempt Securities and Securities purchased in Exempt Transactions, in which the person has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership.4  A pre-clearance form is attached as Appendix III.  You can e-mail your request to the Chief Compliance Officer by copying the entire form into an e-mail and completing the form.
1.	Records of Securities Transactions
Access Persons are required to direct their brokers, as well as banks and other financial institutions effecting securities transactions on their behalf, to provide the Chief Compliance Officer with duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts on a timely basis.  A form of letter requesting

Generally, a person should consider himself beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains from such securities benefits substantially equivalent to those of ownership.  A person should also consider himself the beneficial owner of securities if he or she can vest or revest title in himself now or in the future.  For a more complete definition of the term Beneficial Ownership see Appendix I duplicate confirmations and account statements is attached as Appendix IV.  A written confirmation of any non-exempt Securities transactions that are transacted without the use of a broker must be delivered within ten days of the occurrence to the Chief Compliance Officer.
Access Persons must file quarterly transaction reports, due no later than 30 days after the close of the calendar quarter.  A form for this purpose is attached as Appendix V.
2.	Initial and Annual Disclosure of Personal Holdings
Access Persons are required to disclose all personal securities holdings no later than ten days after becoming an Access Person and thereafter on an annual basis within ten calendar days after year end.  This report must be current as of a date not more than 45 days prior to the person becoming an Access Person, in the case of initial reports, or, in the case of annual reports, not more than 45 days prior to the date the report is submitted.  Exempt Securities are not required to be reported, however, Securities obtained in an Exempt Transaction are required to be reported.  Forms for initial and annual reports are attached as Appendices VI and VII.
3.	Acknowledgement of Receipt of Code
Access Persons are required to review and sign an acknowledgement of the Code.  A form for this purpose is attached as Appendix II.
4.	Annual Certification of Compliance with the Code
Access Persons are also required to certify annually that they have read and understand this Code and any amendments to this Code.  They must further certify that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported.  A form for this disclosure is attached as Appendix II.
5.	Reporting Violations of the Code
Access Persons are required to report any violations of the Code promptly to the Chief Compliance Officer.  If the Chief Compliance Officer is involved in the violation, the violation shall be reported to an executive officer of the Distributor or a Reviewing Attorney.  Reports may be submitted anonymously.  The Chief Compliance Officer, executive officer of the Distributor or Reviewing Attorney will investigate all reports of violations promptly and appropriately.  Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.  Examples of violations that should be reported include: non-compliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the Distributor’s business; material misstatement in regulatory filings, internal books, and records; activity that is harmful to the Trusts; and deviations from required controls and procedures that safeguard the Trusts and the Distributor.

1.3 Substantive Restrictions on Personal Investing Activities
1.	Initial Public Offerings and Private Placements
Access Persons must obtain approval from the Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an initial public offering or a private placement.
2.	Blackout Periods
Access Persons who are In Receipt of Portfolio Information are prohibited from executing a securities transaction on a day when the Distributor, the Adviser or a sub-adviser has a pending “buy” or “sell” order in the same security until that order is executed or withdrawn.
This restriction does not prevent an Access Person from effecting a trade where the trade is approved by a prior Second Tier Review and (i) the trade is “same way” to the series of a Trust and at least two (2) days after its trading is completed, or (ii) the trade is “opposite way” to a series of a Trust.
3.	Approval by Persons Other than Chief Compliance Officer
In the event that the Chief Compliance Officer is not available, or a trade is proposed to be made for the benefit of the Chief Compliance Officer and the Chief Compliance Officer is an Access Person, pre-approval of a trade by an Access Person can be granted by an executive officer of the Distributor who is not involved in the trade or a Reviewing Attorney.  Trades requiring the approval of more than one person may be approved by an executive officer of the Distributor who is not involved in the trade and a Reviewing Attorney.
1.4 Trading While In Possession of Material, Non-public Information
Access Persons are prohibited from trading while in possession of material non-public information.  [This prohibition is discussed in Section 2 of this Code.]
1.5 Sanctions
Any prohibited trades may be reversed or any profits realized on prohibited trades may be disgorged.  Other sanctions may be imposed as deemed appropriate by the Chief Compliance Officer.  In egregious cases, the Access Person may be dismissed.
1.6 Confidential Information
Confidential information and records of the Distributor must be kept confidential in a suitable manner and not shared with third parties or non-involved colleagues.  Data privacy and information security must be protected. ALFS maintains privacy policies for the protection of all confidential information and other records as required.

1.7 Gifts & Entertainment
Access Persons are prohibited from receiving any gift or other thing of more than nominal value ($100 per calendar year) from any person or entity that does business with or on behalf of the Distributor.  Business Entertainment must follow the definitions within the ALFS Registered Representative Compliance Manual, of being normal business entertainment with the access person and guest(s) in attendance.  In interpreting this requirement, persons will be governed by the Allianz Life Insurance Company of North America (“Allianz”) conflict policy.
1.8  Political Contributions Policy
Political contributions made by an Access Person to local, state, or federal politicians and candidates must follow the Allianz Distribution Political Contribution Policy and receive approval as required.
1.9 Services as Director
Access Persons are prohibited from serving on the board of directors or trustees of non-affiliated publicly traded companies without prior written authorization from the Distributor.
1.10 Responsibilities of the Chief Compliance Officer
1.	The Chief Compliance Officer shall establish and keep a list of Access Persons.
2.
The Chief Compliance Officer shall notify each Access Person of the reporting requirements of this Code and shall deliver a copy of the Code to each person.  The Chief Compliance Officer will receive a signed acknowledgement of receipt of the Code from each such person in the form set out in Appendix II.

3.	The Chief Compliance Officer shall obtain a written acknowledgement of receipt of any amendment to this Code.
4.
On an annual basis, the Chief Compliance Officer shall obtain from Access Persons an annual certification of compliance with this Code as prescribed in Appendix II.  The annual certification shall be filed as soon as practicable after calendar year end.

5.
The Chief Compliance Officer shall obtain from each Access Person, upon commencement of employment and thereafter on an annual basis, reports in the form prescribed in Appendices VI and VII.  The annual report shall be obtained within ten calendar days after year-end.

6.	The Chief Compliance Officer will review and approve personal securities transactions as set out in this Code.
7.
The Chief Compliance Officer shall obtain from each Access Person, on a quarterly basis, reports in the form prescribed in Appendix V.  The quarterly report shall be obtained within 30 calendar days after quarter end.

8.	The Chief Compliance Officer shall keep in an easily accessible place the records set forth in Section 1.11 (1)-(6) of this Code.
9.	The Chief Compliance Officer shall document in writing decisions regarding the pre-clearance of all securities transactions for each Access Person.

10.	The Chief Compliance Officer shall promptly and appropriately investigate any violation of this Code reported as set out in Section 1.2(6) of this Code.
11.	The Chief Compliance Officer, on behalf of the Distributor, shall provide a written report to the Board of Trustees (“BOT”) of the Trusts as set out in Section 1.12 of this Code.
1.11 Responsibilities of the Board of Governors
The Board of Governors (“BOG”) of the Distributor shall consider reports made to it by the Chief Compliance Officer and shall determine whether the policies established in this Code have been violated and what sanctions, if any, should be imposed.  The BOG shall review the operations of this Code at least annually or as dictated by changes in applicable securities regulations.
1.12 Records
The Distributor shall maintain the following records in an easily accessible place in the manner and to the extent set forth below and will make them available for examination by representatives of the SEC:
1.	a copy of this Code and any other code which is, or at any time within the past five (5) years has been, in effect;
2.	a record of all persons who are or were within the last five years subject to this Code, or are or were responsible for reviewing reports under this Code;
3.
a copy of each report, confirmation and account statement provided by a Access Person pursuant to this Code, for a period of not less than five (5) years from the end of the fiscal year in which it is made;

4.
a record of each decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering, for not less than five (5) years following the end of the fiscal year in which the approval is granted;

5.
a record of any violation of this Code and any action taken as a result of such violation, for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

6.
a copy of each annual compliance report provided by the Distributor to the BOT, as required by Section 1.12 of this Code, for a period of not less than five (5) years from the end of the fiscal year in which it is made;

1.13 Regular Reporting to Fund Trustees
The Distributor will report annually to the BOT of each fund for which the Distributor serves as distributor with respect to any issues arising pursuant to the Code since the last report, including information as to any material violations of the Code and any remedial action taken in response to a material violation of this Code.  Additionally, the Distributor will certify that the Distributor has adopted reasonable procedures necessary to prevent persons from violating the Code.  A form for reporting by the Distributor to the BOT is attached as Appendix VIII.

1.14 Amendments to the Code
The Code may be amended from time to time and any material amendments or changes shall be subject to approval by the BOG of the Distributor.  Additionally, such amendments will be provided to the BOT of each fund for which the Distributor serves as distributor within 6 months of such determination by the BOG.  For example, the determination to exempt classes of transactions shall be deemed to be an amendment which shall be subject to approval by the BOG.
INSIDER TRADING
SECTION 2.   INSIDER TRADING POLICY AND PROCEDURES
2.1 Statement of General Principles
The Distributor’s policy prohibits Access persons from acting upon or otherwise misusing non-public or inside information.  It is illegal for a person who is in possession of material non-public information about any public company (commonly known as “inside information”) to trade in the company’s securities.  It is also illegal for that person to recommend a trade in the company’s securities or tell someone else the inside information who in turn may then trade in the company’s securities (commonly known as “tipping”).  Trading or tipping based on inside information may be subject to serious penalties, including substantial fines and imprisonment.
The definition of “material information” is subjective.  Generally it is information that would affect an investor’s decision to buy, sell, or hold securities.  Examples are:  (i) a pending acquisition or divestiture, (ii) financial results that are better or worse than recent trends would lead someone to expect, (iii) an increase or decrease in dividends or (iv) a stock split.  “Non-public information” is information that has not been effectively communicated to the marketplace.
2.2 Policy Statement on Insider Trading
1.	Information on Insider Trading
The Distributor’s policy prohibits Access persons from acting upon or otherwise misusing material non-public or inside information.  This conduct is frequently referred to as insider trading.  The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities or to communications of material non-public information to others in breach of a fiduciary duty.
While the law concerning insider trading is not static, it is generally understood that the law prohibits:
i.	trading by an insider, while in possession of material non-public information, or
ii.	trading by a non-insider, while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or

iii.	communicating material non-public information to others in breach of a fiduciary duty.
This policy applies toAccess persons within and outside their duties at the Distributor.
2.	What is Material Information?
Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.
Although there is no precise, generally accepted definition of materiality, information is likely to be material if it relates to significant changes affecting such matters as:
•	dividend or earnings expectations;
•	write-downs or write-offs of assets;
•	additions to reserves for bad debts or contingent liabilities;
•	expansion or curtailment of company or major division operations;
•	proposals or agreements involving a joint venture, merger, acquisition, divestiture, or leveraged buy-out;
•	new products or services;
•	exploratory, discovery or research developments;
•	criminal indictments, civil litigation or government investigations;
•	disputes with major suppliers or customers or significant changes in the relationships with such parties;
•	labor disputes including strikes or lockouts;
•	substantial changes in accounting methods;
•	major litigation developments;
•	major personnel changes;
•	debt service or liquidity problems;
•	bankruptcy or insolvency;
•	extraordinary management developments;
•	public offerings or private sales of debt or equity securities;
•	calls, redemptions or purchases of a company’s own stock;
•	issuer tender offers; or
•	recapitalizations.
Information provided by a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies.  The resulting prohibition against the misuses of material information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

Material information does not have to relate to a company’s business.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a newspaper reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in a newspaper and whether those reports would be favorable or not.
3.	What is Non-public Information?
In order for issues concerning insider trading to arise, information must not only be material, it must be non-public.  “Non-public” information is information which has not been made available to investors generally.  Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an insider is also deemed non-public information.
At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions.  However, for non-public information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.
To show that material information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service, a national news service, a national newspaper, or a publicly disseminated disclosure document (a proxy statement or prospectus).  The circulation of rumors or “talk on the street,” even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure.  The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information.  Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.
Material non-public information is not made public by selective dissemination.  Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as non-public information that must not be disclosed or otherwise misused.  Similarly, partial disclosure does not constitute public dissemination.  So long as any material component of the inside information has yet to be publicly disclosed, the information is deemed non-public and may not be misused.
Information Provided in Confidence.  Occasionally, Access persons may become temporary insiders because of a fiduciary or commercial relationship.  As an insider, the Distributor has a fiduciary responsibility not to breach the trust of the party that has communicated the material non-public information by misusing that information.  This fiduciary duty arises because the Distributor has entered into or has been invited to enter into a commercial relationship with a third party and has been given access to confidential information solely for the corporate purposes of that person.  This obligation remains whether or not the Distributor ultimately participates in the transaction.

Information Disclosed in Breach of a Duty.  Even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders.  Whether the disclosure is an improper tip that renders the recipient a tippee depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.  In the context of an improper disclosure by a corporate insider, the requisite personal benefit may not be limited to a present or future monetary gain.  Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a quid pro quo from the recipient or the recipient’s employer by a gift of the inside information.
A person may, depending on the circumstances, also become an insider or tippee when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and tips from insiders or other third parties.
4.	Identifying Material Information
Before trading for yourself or for accounts managed by the Distributor or its affiliates in the securities of a company about which you may have potential material, non-public information, ask yourself the following questions:
i.
Is this information that an investor could consider important in making his or her investment decisions?  Is this information that could substantially affect the market price of the securities if generally disclosed?

ii.	To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in publications of general circulation?
Given the potentially severe regulatory, civil and criminal sanctions to which you, the Distributor, and its personnel could be subject, any person associated with the Distributor uncertain as to whether the information he or she possesses is material non-public information should immediately take the following steps:
i.	(i) report the matter immediately to the Chief Compliance Officer;
ii.	(ii) do not purchase or sell the securities on behalf of yourself or accounts managed by the Distributor or its affiliates; and
iii.	(iii) do not communicate the information inside or outside the Distributor, other than to the Chief Compliance Officer.
After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

5.	Penalties for Insider Trading
Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:
•	civil injunctions;
•	treble damages;
•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the amount of profit gained or loss avoided;
•	the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
In addition, any violation of this policy statement can be expected to result in serious sanctions by the Distributor, including dismissal of the persons involved.
2.3 Procedures to Implement the Policy Against Insider Trading
The following trading restrictions and reporting requirements have been established to aid Access persons in avoiding insider trading and to aid the Distributor in preventing, detecting, and imposing sanctions against insider trading.  Every employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.
1.
No Access persons who possesses material non-public information relating to the Distributor or its affiliates, may buy or sell any securities of the Distributor or its affiliates or engage in any other action to take advantage of, or pass on to others, such material non-public information.

2.
No Access persons who obtains material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

3.	No Access persons shall engage in a securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in the Distributor’s Code.
4.
Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, Access should not discuss any potentially material non-public information concerning the Distributor or its affiliates or other companies with other persons, except as specifically required in the performance of their duties.

2.4 Chinese Wall Procedures
You should not discuss material non-public information with anyone, including other employees of the Distributor or its affiliates, except as required in the performance of your regular duties.  In addition, care should be taken so that such information is secure and confidential.
2.5 Resolving Issues Concerning Insider Trading
The federal securities laws, including the laws governing insider trading, are complex.  If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact the Chief Compliance Officer.  Until advised to the contrary by the Chief Compliance Officer, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

APPENDIX I

DEFINITIONS
Access Person
Access Person is defined on page 1 of this Code.
Beneficial Ownership
The following section is designed to give you a practical guide with respect to Beneficial Ownership.  However, for purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.
You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect pecuniary interest in the Securities.  You have a pecuniary interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.  Generally, the following are examples where you would be considered as having beneficial ownership of the securities:
1.
Securities held by members of your immediate family sharing the same household.  This presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.  “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.	Your interest as a general partner in Securities held by a general or limited partnership.
3.	Your interest as a manager or member in the Securities held by a limited liability company.
4.	Securities held by anyone else if you:
•	obtain benefits substantially similar to ownership of the securities;
•	can obtain ownership of the securities immediately or at some future time; or
•	can vote or dispose of the securities.
You do not have an indirect pecuniary interest in Securities held by a corporation, partnership, limited liabilitycompany or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Securities held by the entity.
The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:1.

41087794_3

Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.
2. Your ownership of a vested beneficial interest in a trust.
3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.
Control
Power to exercise influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
Chief Compliance Officer
The Chief Compliance Officer of the Distributor.
Exempt Securities
The following are Exempt Securities:
1. Direct obligations of the Government of the United States.
2. Bankers’ acceptances.
3. Bank certificates of deposit.
4. Commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements.
5. Shares of open-end management investment companies that are not Related Fund Shares.
Exempt Transactions
The following are Exempt Transactions:
1. Any transactions in Securities in an account over which you do not have any direct or indirect interest, influence, or control.  There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but convincing evidence may rebut this presumption.
2. Purchases of Securities under automatic dividend reinvestment plans.
3. Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.
4. Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.
5. Subject to the restrictions on participation in private placements set forth below, acquisitions or dispositions of Securities of a private issuer.  A private issuer is a

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corporation, partnership, limited liability company or other entity which has no outstanding publicly-traded Securities, and no outstanding Securities which are exercisable to purchase, convertible into or exchangeable for publicly-traded Securities.  However, you will have Beneficial Ownership of publicly held Securities held by a private issuer whose equity Securities you hold, unless you are not a controlling equityholder and do not have or share investment control over the Securities held by the entity.
6. Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.
7. Such other classes of transactions as may be exempted from time to time by the Chief Compliance Officer based upon a determination that the transactions are unlikely to violate Rule 17j-1 or Rule 204A-1 under the Investment Company Act of 1940, as amended.  The Chief Compliance Officer may exempt designated classes of transactions from any of the provisions of this Code.
8. Such other specific transactions as may be exempted from time to time by a Chief Compliance Officer.  On a case-by-case basis, when no abuse is involved, the Chief Compliance Officer may exempt a specific transaction from any of the provisions of this Code, subject to any additional approval requirements that may be set out in this Code.  In these instances, the Chief Compliance Officer will document the reason for the exemption.
In Receipt of Portfolio Information
An Access Person shall be considered “In Receipt of Portfolio Information” if he or she has obtained current portfolio trading information or projected trading information pertaining to a Client account from a sub-adviser or otherwise within the preceding 7 days.
Related Fund Share
A Related Fund Share is a share issued by an open-end management investment company.
Second Tier Review
A Second Tier Review requires that the Access Person must pre-declare in writing to the Chief Compliance Officer or, in the absence of the Chief Compliance Officer, a Reviewing Attorney:
(i) the purchase or sale of a specified quantity of a Security;
(ii) on a specified date that is not earlier than two (2) business days after the date of the request;
(iii) at a price that is within a specified range of prices.
Prior to any such Second Tier Review being considered complete, the Second Tier Review must be approved in writing by the Chief Compliance Officer or, in the absence of the Chief Compliance Officer, a Reviewing Attorney.

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Securities
The following are Securities:
Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in an open-end management investment company including but not limited to open-end exchange traded funds, unit investment trusts including but not limited to unit investment trust exchange traded funds, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.
Any variable annuity or variable life insurance contract that offers Related Fund Shares as an investment option under such contract is also considered to be a Security for purposes of this Code.
The following are not considered Securities for the purposes of this Code:  Currency futures, commodities and futures, and options traded on a commodities exchange.  However, futures and options on any group or index of securities are considered Securities for purposes of this Code.
Access persons
Access persons is defined on page 4 of this Code.

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APPENDIX II

Allianz Life Financial Services, LLC

ACKNOWLEDGEMENT CERTIFICATION
FOR
CODE OF ETHICS
AND
INSIDER TRADING POLICY
I hereby certify that I have received, read and understand the attached Allianz Life Financial Services, LLC Code of Ethics and Insider Trading Policy and that I acknowledge that I am subject to it.  Pursuant to such Code, I recognize that I must disclose or report all personal securities holdings and transactions are required to be disclosed or reported thereunder if I am an Access Person as that term is defined in Rule 17j-1, and I must comply in all other respects with the requirements of the Code.
I hereby certify that I have complied with the requirements of the Code of Ethics and Insider Trading Policy for the year ended December 31, 20__.  Pursuant to the Code, I have disclosed or reported all personal securities holdings and transactions are required to be disclosed or reported thereunder if I am an Access Person, and I have complied in all other respects with the requirements of the Code.  I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred.  I understand that any failure to comply in all aspects with the foregoing and these policies and procedures may lead to sanctions including dismissal.
Date:
 Signature

 Print Name

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APPENDIX III

Allianz Life Financial Services, LLC
TRADE PRECLEARANCE FORM

PLEASE USE A SEPARATE FORM FOR EACH SECURITY
Name of Access Person:
Broker:
Account Number:
Buy or Sell:
Quantity:
Ticker:
Issue (Full Security Description):
Are you In Receipt of Portfolio Information (yes or no)  _____
If yes, see Code Section 1.3.2.
Is the Security an IPO (yes or no)?  _____
If yes, this transaction is strictly prohibited and will not be approved.
Is the Security a private placement (yes or no)?  _____
If yes, Second Tier Review is required, please provide the Second Tier Review information outlined below.
Have you purchased or sold the same security or a substantially similar security issued by the same issuer within the preceding thirty (30) days (yes or no)?  _____
If yes, will today’s transaction result in an investment gain (yes or no)?  _______
If yes, Second Tier Review is required and exigent circumstances may have to be demonstrated, please provide the Second Tier Review information outlined below.
Second Tier Review Information:
Proposed date of Purchase/Sale:
Price Range of Proposed Purchase/Sale:
Special Instructions (if any):

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Approvals are valid until the close of business on the date approval has been granted (the “Transaction Date”).  Accordingly, GTC (good till canceled) orders are prohibited.  A new preclearance form is required if a trade is not executed by the close of business on the Transaction Date.  It is each employee’s responsibility to comply with all provisions of the Code.  Obtaining preclearance satisfies the preclearance requirements of the Code and does not imply compliance with the Code’s other provisions.
By signing below (or by emailing this request to the Chief Compliance Officer) the employee certifies the following:  The employee agrees that the above order is in compliance with the Code and is not based on knowledge of an actual client order in the security that is being purchased or sold, or knowledge that the security is being considered for purchase or sale in one or more specific client accounts, or knowledge of a change or pendency of a change of an investment management recommendation.  The employee also acknowledges that he/she is not in possession of material, non-public information pertaining to the security or issuer of the security.
Access Person Signature:
Date:
Approvals
This area reserved for Compliance Use only
Trade Has Been		Date Approved	Approved By

Approved	Not Approved

Comments:

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APPENDIX IV

PERSONAL SECURITIES TRANSACTION REPORT
For the Quarter Ended ___/___/____
Allianz Life Financial Services, LLC
Were all transactions in the quarter reported on confirmations or account statements provided to the Distributor, or are they attached to this form, and did the confirmations or account statements contain the information required by this form (yes or no)?  _____
If yes, trades are not required to be listed on this form.  This report must be submitted to the Distributor’s Chief Compliance Officer no later than 30 days after the close of the calendar quarter.
Was a new brokerage, mutual fund or variable product account established in the quarter (yes or no)?  _____
If yes, name broker:
Name	Signature	Date

TRADE DATE	BOUGHT/SOLD	SECURITY NAME/TICKER SYMBOL OR CUSIP	QUANTITY*	BROKER & ACCOUNT NO.	PRICE BUY/SELL

* number of shares for equity securities; principal amount, interest rate and maturity date for debt securities
 Check this box if transaction statements for all transactions are attached.

Signature Date

Print Name

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APPENDIX V
Allianz Life Financial Services, LLC
INITIAL PERSONAL SECURITIES HOLDINGS REPORT
In accordance with the Code of Ethics, below is a list of all Securities in which I have Beneficial Ownership, and all accounts in which these securities are held.  This includes not only securities held by brokers, but also mutual fund shares, variable annuity or life insurance contracts and Securities held at home, in safe deposit boxes, or by an issuer.  This report is current as of a date not more than 45 days prior to my becoming an Access Person.
Name of Access Person:  _ ____
Broker(s) at which Account(s) is (are) Maintained:
NAME ON ACCOUNT	BROKER	ACCOUNT #

For each account, attached is the most recent account statement listing Securities in that account.  By signing this document, I am certifying that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer for every account that trades in Securities other than Exempt Securities (as defined in the Code).  Listed below are all Securities that are not reflected in an account statement.
Security Name/Ticker Symbol or CUSIP	Quantity*	Security Name/Ticker Symbol or CUSIP	Quantity*

* number of shares for equity securities; principal amount, interest rate and maturity date for debt securities
(Attach separate sheet if necessary)
I certify that this form and the attached statements (if any) constitute all Securities in which I have Beneficial Ownership as defined in the Code.

Signature Date

Print Name

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APPENDIX VI
Allianz Life Financial Services, LLC
ANNUAL PERSONAL SECURITIES HOLDINGS REPORT
In accordance with the Code of Ethics, below is a list of all Securities in which I have Beneficial Ownership, and all accounts in which these securities are held.  This includes not only securities held by brokers, but also mutual fund shares, variable annuity or life insurance contracts and Securities held at home, in safe deposit boxes, or by an issuer.  This report is current as of a date not more than 45 days prior to the date I will submit this report.
Name of Access Person: _____
Broker(s) at which Account(s) is (are) Maintained:
NAME ON ACCOUNT	BROKER	ACCOUNT #

By signing this document, I am certifying that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer for every account that trades in Securities other than Exempt Securities (as defined in the Code).  Listed below are all Securities that are not reflected in an account statement.
Security Name/Ticker Symbol or CUSIP	Quantity*	Security Name/Ticker Symbol or CUSIP	Quantity*

* number of shares for equity securities; principal amount, interest rate and maturity date for debt securities
(Attach separate sheet if necessary)
I certify that this form identifies all Securities in which I have Beneficial Ownership as defined in the Code.

Signature Date

Print Name

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APPENDIX VII
Allianz Life Financial Services, LLC

CODE OF ETHICS
ANNUAL CERTIFICATION
The Code
Persons associated with Allianz Life Financial Services, LLC that are Access Persons, as the term is defined in Rule 17j-1 must abide by the conditions set forth in the Code.  Each Access Person is required to submit initial and annual holdings reports listing all personal securities transactions in Securities other than Exempt Securities for all such accounts in which the Access Person has any direct or indirect Beneficial Ownership to the Chief Compliance Officer.  Access Persons must also file securities transaction reports on a quarterly basis with respect to purchases of covered securities in which Beneficial Ownership was acquired in the quarter (subject to certain limitations specified in the Code).
The Distributor certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
Issues or Violations
The undersigned hereby certifies that, except as set out below, no issues have arisen under the Code or the procedures adopted by Allianz Life Financial Services, LLC to implement the Code and there have been no material violations of the Code since the last certification to the Trustees, except as follows:

Date:
 Chief Compliance Officer